Exhibit 99.1

Recursion Pharmaceuticals Announces Closing of Initial Public Offering

SALT LAKE CITY, April 21, 2021 – Recursion Pharmaceuticals, Inc. (“Recursion” or “we”) announced the closing on April 20, 2021 of its initial public offering of 27,878,787 shares of its Class A common stock, which includes the exercise in full of the underwriters’ option to purchase 3,636,363 additional shares of its Class A common stock, at a price to the public of $18.00 per share. Including the option exercise, the gross proceeds from the offering were $501.8 million, before deducting underwriting discounts and commissions and other offering expenses payable by Recursion. All of the shares were offered by Recursion. The shares began trading on the Nasdaq Global Select Market on April 16, 2021 under the symbol “RXRX.”

Goldman Sachs & Co. LLC and J.P. Morgan acted as lead book-running managers for the offering. BofA Securities, SVB Leerink and Allen & Company LLC also acted as active book-running managers. KeyBanc Capital Markets acted as book running manager for the offering.

Registration statements relating to this offering have been filed with the Securities and Exchange Commission and became effective on April 15, 2021. This offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at (866) 803-9204 or by email at prospectus-eq_fi@jpmorganchase.com. Copies of the final prospectus related to the offering are also available at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Recursion

Recursion is a clinical-stage biotechnology company decoding biology by integrating technological innovations across biology, chemistry, automation, data science, and engineering, with the goal of radically improving the lives of patients and industrializing drug discovery. Central to our mission is the Recursion Operating System, or Recursion OS, that combines an advanced infrastructure layer to generate what we believe is one of the world’s largest and fastest-growing proprietary biological and chemical datasets and the Recursion Map, a suite of custom software, algorithms, and machine learning tools that we use to explore foundational biology unconstrained by human bias and navigate to new biological insights which may accelerate our programs. We are a biotechnology company scaling more like a technology company.

Investor Relations and Press Contact

Elyse Freeman

Elyse.Freeman@Recursion.com